                                    Exhibit A

Option grants vest 25% with respect to calendar year 2006, 25% with respect to
2007, 25% with respect to 2008 and 25% with respect to 2009 if and only if one of the two conditions described below are satisfied. If neither condition is satisfied with respect to the calendar year, the tranche applicable to that year and any unvested cumulative tranches from prior years are carried forward to the following year and fully vested if one of the two conditions are met with respect to that year.

Condition A
-----------
At any time during the calendar year, the closing price of Senetek PLC American
Depositary Shares for a consecutive 60 day period averages "X" or higher
(provided that options shall not vest within the first six months after grant).

Condition B
-----------
"Net Operating Income" for the calendar year is greater than or equal to "Y".

For purposes of this calculation, "Net Operating Income" is defined as Operating
Income computed in accordance with Generally Accepted Accounting Principles plus all operating expenses associated with the Company's program to migrate from a
UK legal entity to a US legal entity and operating expenses associated with the evaluation or institution of a share buyback program. Such expenses include, but are not limited to, professional fees, travel, and temporary help and specifically exclude imputed value of any CEO or CFO compensation expense except if that compensation expense is directly attributable to the subject programs.

Calendar Year   Condition A: X equals   Condition B: Y equals
-------------   ---------------------   ---------------------
2006                            $0.50              $1,200,000
-------------   ---------------------   ---------------------
2007                            $0.70              $2,040,000
-------------   ---------------------   ---------------------
2008                            $0.98              $2,356,000
-------------   ---------------------   ---------------------
2009                            $1.37              $2,697,000
-------------   ---------------------   ---------------------